                                                                     EXHIBIT 5.3

                                 YOUNG CONAWAY STARGATT & TAYLOR, LLP
BRUCE M. STARGATT        ROBERT S. BRADY                    ELEVENTH FLOOR                        H. ALBERT YOUNG
STUART B. YOUNG          JOEL A. WAITE                  WILMINGTON TRUST CENTER                      1929-1982
BEN T. CASTLE            JAMES P. HUGHES, JR.          1100 NORTH MARKET STREET
SHELDON A. WEINSTEIN     BRENT C. SHAFFER             WILMINGTON, DELAWARE 19801               H. JAMES CONAWAY, JR.
SHELDON N. SANDLER       DANIEL P. JOHNSON                                                           1947-1990
RICHARD A. LEVINE        CRAIG D. GREAR                      P.O. BOX 391
RICHARD A. ZAPPA         TIMOTHY JAY HOUSEAL        WILMINGTON, DELAWARE 19899-0391                ------------
FREDERICK W. IOBST       BRENDAN LINEHAN
RICHARD H. MORSE         SHANNON                            (302) 571-6600                       WILLIAM F. TAYLOR
DAVID C. MCBRIDE         MARTIN S. LESSNER             (800) 253-2234 (DE ONLY)               EDWARD B. MAXWELL, 2ND
JOSEPH M. NICHOLSON      PAULINE K. MORGAN               FAX: (302) 571-1253                        OF COUNSEL
CRAIG A. KARSNITZ            ----------
BARRY M. WILLOUGHBY      M. BLAKE CLEARY                                                           ------------
JOSY W. INGERSOLL        RICHARD H. CROSS,
ANTHONY G. FLYNN         JR.                                                                     GEORGETOWN OFFICE
JEROME K. GROSSMAN       GRENVILLE R. DAY                                                      110 WEST PINE STREET
EUGENE A. DIPRINZIO      MATTHEW P. DENN                                                           P.O. Box 594
JAMES L. PATTON, JR.     RICHARD A.  ESTACIO*                                                      GEORGETOWN,
ROBERT L. THOMAS         DREWRY NASH FENNELL                                             DELAWARE  19947
WILLIAM D. JOHNSTON      DANIELLE GIBBS                                                           (302) 856-3571
TIMOTHY J. SNYDER        LISA B. GOODMAN                                                     (800) 255-2234 (DE ONLY)
BRUCE L. SILVERSTEIN     EDWIN J. HARRON                                                      FAX:  (302) 856-9338
WILLIAM W. BOWSER        SCOTT A. HOLT
LARRY J. TARABICOS       EDWARD J. KOSMOWSKI
RICHARD A. DILIBERTO,    MAUREEN D. LUKE
JR.                      EDMON L. MORTON
MELANIE K. SHARP         MICHAEL R. NESTOR
CASSANDRA FALINE         NICOLE M. ORFANELLO
KAMINSKI                 JOHN J. PASCHETTO
RICHARD J.A. POPPER      MICHAEL G. PHILLIPS
JAN R. JURDEN            JOHN W. SHAW
TERESA A. CHEEK          LEON L. VINOKUR
S.  DAVID PERESS         NATALIE S. WOLF
NEILLI MULLEN WALSH      CHRISTIAN DOUGLAS
JANET Z. CHARLTON        WRIGHT

*   Admitted in PA only

                                                   ______________________ , 2000


Greenwood Trust Company
12 Read's Way
New Castle, Delaware  19720

          Re:  Discover Card Master Trust I

Ladies and Gentlemen:

      We have acted as Delaware counsel to Greenwood Trust Company ("Greenwood") in connection with the transactions contemplated by the Pooling and Servicing Agreement, dated as of October 1, 1993, between Greenwood and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as trustee (the "Trustee") as amended (the "Pooling and Servicing Agreement"), as supplemented by the Series Supplement (the "Series Supplement") dated as of ________________, 20__ between Greenwood and the Trustee by which the Trustee will issue, on behalf of the Trust, Discover Card Master Trust I Series ________ ______ Class A Credit Card Pass-Through Certificates (the "______ Class A Certificates") and Discover Card Master Trust I Series _______ ______ Class B Credit Card Pass-Through Certificates (the "______ Class B Certificates"). As such Delaware counsel we are furnishing this opinion letter to you with respect to matters of Delaware law. No one other than you, Latham & Watkins, Morgan Stanley & Co. Incorporated, Standard & Poor's Ratings Services, Moody's Investors Service, Inc., Duff & Phelps and Fitch IBCA, Inc. shall be entitled to rely on the opinions expressed herein. This opinion letter is not intended to be employed in any transaction other than the one described above. This opinion letter is being delivered to you solely for your benefit in connection with the offering and sale of the _______ Class A Certificates and the _______ Class B Certificates on the understanding that neither it nor

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Greenwood Trust Company
______________, 2000
Page 2

its contents may be published, communicated or otherwise made available, in whole or in part, to any other person or entity other than as set forth above without, in each instance, our specific prior written consent.

      Pursuant to the Pooling and Servicing Agreement, Greenwood has conveyed and will convey certain Discover Card Receivables to the Discover Card Master Trust I (the "Trust"). The transactions contemplated by the Pooling and Servicing Agreement and the Series Supplement are described in that certain certificate of a senior officer of Greenwood dated _________________, 20__.

      All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series Supplement, as the case may be. As used herein "Lien", in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and other non-consensual liens. As used herein, "Receivables" does not include any Receivables relating to Additional Accounts, Surviving Accounts, or the proceeds thereof. The Uniform Commercial Code as in effect in the State of Delaware is sometimes hereinafter referred to as the "UCC".

      We have reviewed copies supplied by you of the following documents and any exhibits thereto (the "Relevant Documents") for purposes of this opinion letter:

               (i)   the Pooling and Servicing Agreement, as amended;

               (ii)  the Series Supplement;

               (iii) a certificate dated ______________, 20__ of the
                     Assistant Secretary of Greenwood;

               (iv) a certificate dated ______________, 20__ of an authorized officer of the Trustee;

               (v) a certificate dated ______________, 20__ of the Vice President of Greenwood;

               (vi) that certain financing statement dated October 25, 1993 on Form UCC-1 naming Greenwood as "debtor" and the Trustee as "secured party", as amended (the "UCC Financing Statement");

               (vii) a certificate of the Secretary of State of the
                     State of Delaware, dated as of ________________, 20__ as to

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Greenwood Trust Company
______________, 2000
Page 3

                      UCC financing statements with respect to Greenwood on file with such Secretary of State; and

               (viii) certain letters dated as of ________ ___________, 20__ as to filings and notices of federal and state tax liens, attachment liens and judgment liens with respect to Greenwood (the certificate referred to in clause (vii) and the letters referred to in this clause are collectively referred to as the "Lien Searches").


We have assumed that the copies of the Relevant Documents submitted to us as copies conform to the originals of the Relevant Documents.

      We have also examined the opinion letter of Latham & Watkins to you of even date herewith concerning creditor's rights issues relating to Greenwood.

      This opinion is limited solely to matters involving the jurisdiction and current laws of the State of Delaware as such laws may be applicable to the opinions expressed herein and we have assumed that there will be no material changes in such laws. We express no opinion with respect to any Federal laws or the laws of any other state.

I. ASSUMPTIONS OF FACT

      In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion letter exclusively on the Lien Searches (the dates of which are set forth in Schedule I to this opinion letter), facts set forth in each of the Relevant Documents, including the representations and warranties contained therein, and on the facts and assumptions set forth below and which we assume have been and will continue to be true.

      The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Greenwood's obligations thereunder were approved by the Board of Directors of Greenwood and such approval is reflected in the minutes of such Board of Directors. Each of such agreements has been and will be, continuously from the time of execution thereof, an official record of Greenwood.

      Greenwood is not required to register as an "investment company" nor is Greenwood controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Greenwood Trust Company
______________, 2000
Page 4

      The Trustee had the corporate power and authority to make, execute and deliver the Pooling and Servicing Agreement and to perform the terms and provisions thereof. The Pooling and Servicing Agreement was duly authorized, executed and delivered by the Trustee and is enforceable against the Trustee in accordance with its terms.

      At the time of the filing of the UCC Financing Statement with the office of the Secretary of State of the State of Delaware, neither the Trustee nor the Certificateholders had any knowledge of any rights, liens or interests affecting any Receivables or the proceeds thereof other than as contemplated by the Pooling and Servicing Agreement.

      At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement.

      The Receivables are created under and are evidenced solely by Credit Agreements. None of the Receivables is or will be due from the United States or any State of the United States or any agency or department of the United States or any State.

      There has been delivered to the Trustee a list of Accounts with respect to the Receivables in accordance with Section 2.01(b) of the Pooling and Servicing Agreement.

      Immediately prior to the transfer of any Receivables by Greenwood to the Trust pursuant to the Pooling and Servicing Agreement, all right, title and interest in and to such Receivables was or will be vested in Greenwood, free and clear of any lien, security interest, charge or encumbrance except for the obligations to transfer such Receivables set forth in the Pooling and Servicing Agreement.

      If a third party, including a potential purchaser of Receivables, should inquire, Greenwood will promptly identify the Receivables transferred to the Trust pursuant to the Pooling and Servicing Agreement and will indicate that it has transferred all of its right, title and interest in such Receivables to the Trust.

      The grant of the security interest in the Receivables in favor of the Trust, as provided in the Pooling and Servicing Agreement, does not result, pursuant to any agreement, judgment or order to which Greenwood is a party, or by which its property is bound, in the creation of any Lien in favor of any entity other than the Trust. We note that pursuant to Section 2.07 of the Pooling and Servicing Agreement, Greenwood is obligated to repurchase any Receivables subject to Liens from the Trust.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Greenwood Trust Company
______________, 2000
Page 5

      In connection with the conveyance of the Receivables to the Trust, Greenwood has indicated and will continue to indicate in its computer files that the Receivables have been transferred to the Trust. Each Account has been identified on the computer records of Greenwood with a "41" or "42" in the field captioned "CHD-Portfolio - No."

      All statements contained in certificates delivered to us by Greenwood or the Trustee are accurate and correct including, without limitation, (i) the certificate of Greenwood to the effect that (A) at the present time it owns the Receivables free and clear of all Liens (other than statutory or non-consensual Liens) except the interests created by the Pooling and Servicing Agreement; (B) to the best knowledge of the person signing such certificate, neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Liens (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement; (C) its chief executive office, chief place of business and office where it keeps records concerning the Receivables are located in the State of Delaware; (D) it has not changed its name, whether by amendment of its charter, by reorganization or otherwise within the past four months; nor has it changed its chief executive office, chief place of business or its office where it keeps records concerning the Receivables within the last four months; and (E) Greenwood has not executed as "debtor" any financing statement with respect to Receivables except for the UCC Financing Statement; and (ii) the certificate of the Trustee to the effect that the person signing such certificate does not have knowledge of any Lien affecting the Receivables or the proceeds thereof except the interests created by the Pooling and Servicing Agreement. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described herein, such person has knowledge of all of the relevant facts.

      All filings and notices with respect to Liens on the property of Greenwood in the nature of the Receivables (including the UCC Financing Statement) have been properly filed and indexed; and the Lien Search accurately and completely reflects all such filings and notices as of the index date thereof and no filings or notices have been subsequently filed and indexed except as provided in the Pooling and Servicing Agreement.

II. OPINION

      Based upon the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

      1. To the extent the substantive law of the State of Delaware is applicable, the Receivables constitute "accounts", as defined in Section 9-106 of the UCC.

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Greenwood Trust Company
______________, 2000
Page 6

      2. If the transfer of the Receivables to the Trust pursuant to the Pooling and Servicing Agreement constitutes an absolute transfer of the Receivables to the Trust, such absolute transfer, to the extent the substantive law of the State of Delaware is applicable, transfers all of the right, title and interest of Greenwood in and to such Receivables and the proceeds thereof to the Trust.

      The ownership interest of the Trust in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Pooling and Servicing Agreement in Receivables in favor of the Trust. See UCC ss. 9-102(1). Accordingly, the ownership interest of the Trust in Receivables is a perfected ownership interest and a first priority ownership interest to the same extent that the security interest created by the Pooling and Servicing Agreement is a perfected security interest and a first priority security interest. We refer you to paragraphs 5, 6 and 7 of this opinion letter wherein we express the respective opinions that such security interest is a perfected security interest and is a first priority security interest, subject, in each case, to no Liens and to the limitations and qualifications contained in such paragraphs and the limitation contained in the following paragraph.

      We call to your attention that Section 9-318(3) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to Greenwood until such Obligor receives notification that such Receivable has been assigned to the Trust and the payment thereof is to be made to the Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Greenwood (or to a second assignee if Greenwood should make a second assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such second assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may be recovered only from the person not entitled to receive the same. We note that Section 4.03 of the Pooling and Servicing Agreement provides that if at any time Greenwood is the Servicer and any of certain other conditions occurs, Greenwood shall deposit, with respect to Receivables for which it is the Servicer, an amount equal to the sum of the Required Daily Deposits (as defined in the Series Supplements for each Series then outstanding) in the Collections Account for each Series then outstanding not later than two Business Days following the date of processing such Collections, except, under certain circumstances, in the case of the first such deposit.

      3. To the extent the substantive law of the State of Delaware is applicable, the Pooling and Servicing Agreement created a valid security interest in favor of the Trust in Greenwood's right, title and interest in and to the Receivables and the proceeds thereof.

      Such security interest is enforceable against Greenwood in accordance with its terms except as the enforceability thereof may be subject to (i) general principles of

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Greenwood Trust Company
______________, 2000
Page 7

equity (regardless of whether enforceability is sought in a proceeding at law or in equity) including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and (ii) receivership, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

      4. The proper office for filing Financing Statements with respect to the Receivables and the proceeds thereof is the Office of the Secretary of State of the State of Delaware. The UCC Financing Statement was in proper form for filing with the Delaware Secretary of State in order to perfect the security interest in the Receivables and the proceeds thereof (subject to the limitations and qualifications contained in Paragraph 5 of this opinion letter) created by the Pooling and Servicing Agreement.

      5. The security interest created by the Pooling and Servicing Agreement in the Receivables in favor of the Trust is a perfected security interest in the Receivables in existence on the date hereof and the proceeds thereof except that in the case of non-identifiable cash proceeds, continuation of the Trust's security interest therein being limited to the extent set forth in Section 9-306 of the UCC. We call to your attention that in order to maintain the effectiveness of the UCC Financing Statement, and therefore the perfection of the aforementioned security interest:

                        (i) Section 13.02 of the Pooling and Servicing Agreement and Article 9 of the UCC require the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the filing of the UCC Financing Statement and within six months prior to the expiration of each succeeding five year period; and

                        (ii) Article 9 of the UCC requires the filing of additional and/or amended financing statements if Greenwood changes the location of its chief executive office from the State of Delaware or under certain circumstances changes its name, identity or corporate structure.

      6. The security interest in favor of the Trust in the Receivables and the proceeds thereof perfected as described in paragraph 5 is a first priority security interest except as such priority may be subject to:

                        (i) Liens of any government or any agency or instrumentality thereof that are given priority by operation of law, including without limitation Sections 6323(c)(2) and (d) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended;

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Greenwood Trust Company
______________, 2000
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                        (ii) Liens under Section 4-208 of the UCC (relating to the security interest of a collecting bank);

                        (iii) Claims of the United States under the Federal
                              priority statute (31 U.S.C.ss.3713); and

                        (iv) Statutory and non-consensual liens, claims or other interests or rights that may arise by operation of Delaware law and which take priority over previously perfected security interests by virtue of such law.

      7. With respect to Receivables that come into existence after the date hereof, when such Receivables come into existence and Greenwood acquires rights therein, the security interest created by the Pooling and Servicing Agreement in favor of the Trust in such Receivables and the proceeds thereof will be a perfected security interest and a first priority security interest subject, in each case, to the respective limitations and qualifications contained in paragraphs 5 and 6 of this opinion letter. The opinion expressed in this paragraph 7, as pertaining to Receivables coming into existence after the date hereof, is also subject to the exception for Liens constituting "purchase money security interests" (within the meaning of Section 9-107 of the UCC) created in respect of any Receivables arising after the date hereof to the extent provided in Section 9-312 of the UCC.

      Insofar as the opinions expressed in this paragraph 7 pertain to the relative priority of the security interest of the Trust and a "lien creditor" (within the meaning of Section 9-301(3) of the UCC) in Receivables and the proceeds thereof, and the enforceability of the Trust's security interest, such opinions are based upon the considerations set forth below.

      Section 9-301(1) of the UCC provides in part that "an unperfected security interest is subordinate to the rights of . . . (b) A person who becomes a lien creditor before the security interest is perfected". If the FDIC were appointed as a receiver of Greenwood, a state-chartered bank, it is likely that the FDIC would qualify as a "lien creditor" within the meaning of Section 9-301(3). See Rockford Housing Authority v. FDIC, slip op. (N.D. Ill. December 5, 1986) (FDIC as receiver under the National Bank Act has the status of a lien creditor under
Section 9-301(1)(b) of the Uniform Commercial Code).

      It is arguable that Section 9-301 could be read to provide priority to a lien creditor of Greenwood (such as the FDIC as a receiver of Greenwood) in Receivables coming into existence after an entity becomes such lien creditor (e.g., after the

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Greenwood Trust Company
______________, 2000
Page 9

appointment of the FDIC as such receiver) and proceeds on the following basis:
(i) under Section 9-303(1), the security interest of the Trust in a Receivable is not perfected until it has attached; (ii) under Section 9-203(1), in order for such security interest to attach in any Receivable, Greenwood must have rights in such Receivable; (iii) Greenwood does not have rights in any Receivable before it comes into existence, and accordingly, at the time, for example, the FDIC is appointed as receiver of Greenwood, the security interest of the Trust in Receivables not then in existence is not perfected at such time;
(iv) under Section 9-301, the question of priority between the Trust and FDIC as receiver with respect to Receivables is to be determined at the time of such appointment; and (v) therefore, the FDIC as receiver of Greenwood has priority with respect to Receivables not in existence at the time of the appointment of the FDIC as such receiver.

      Sperry Corp. v. Farm Implement, Inc., 760 F.2d 196 (8th Cir. 1985) is the only reported decision we found dealing with the relative priority of a secured party and a lien creditor in after-acquired property in those circumstances under Section 9-301. The court in Sperry ruled in favor of the secured party on the basis that the lien of the lien creditor does not attach prior to the time at which the security interest is perfected. The lien attaches and the security interest is perfected at the same time; i.e., the time at which the after-acquired property comes into existence. 760 F.2d at 198; see also Texas Oil & Gas Corp. v. United States, 466 F.2d 1040 (5th Cir. 1972), cert. denied, 410 U.S. 929 (1973) (dictum).

      In our view, the Sperry court reached the correct result under the Uniform Commercial Code.

                                      * * *

      We do not express any opinion herein:

            (i) as to the creation, validity or enforceability of any interest of Greenwood in the Receivables or the proceeds thereof;

            (ii) as to Greenwood's rights in or title to any of the Receivables or the proceeds thereof;

            (iii) as to whether the transfer of the Receivables to the Trust constitutes an absolute transfer;

            (iv) as to whether the purported sale of all Receivables now existing or hereafter created is effective to convey to the Trust, as of the date of purported sale, Receivables that do not exist as of the date of such purported sale, or as to

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Greenwood Trust Company
______________, 2000
Page 10

                  whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

            (v) with respect to Receivables relating to Additional Accounts or the proceeds thereof;

            (vi) with respect to Receivables relating to Surviving Accounts or the proceeds thereof;

            (vii) whether the administrative expenses of the FDIC or any other receiver or conservator of Greenwood would have priority over the Trust's interest in Receivables or proceeds thereof*; and

            (viii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Trust's rights in the Receivables, the proceeds thereof or rights to payment.



                                          Very truly yours,




---------------------
* In addition, although the matter is not free from doubt and there is no reported caselaw precedent, it is our view that a Delaware Court of Chancery in a receivership of Greenwood would not apply 5 Del. C. ss. 131(d) to authorize the avoidance of the security interests created in favor of the Trust in the Receivables or to authorize a receiver to secure a loan by the pledge of the Receivables which would have a preference or priority over the security interest created in favor of the Trust in the Receivables.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Greenwood Trust Company
______________, 2000
Page 11

                                   SCHEDULE I

                                  Lien Searches
                                  -------------


Lien Search                                          Dates
-----------                                          -----

Secretary of State's Certificate            As of ______________, 20__
Delaware Secretary of State

County of Kent, Delaware                    As of ______________, 20__
                                            UCC from 10/1/89

County of New Castle, Delaware              As of ______________, 20__
                                            UCC from 10/1/89

County of Sussex, Delaware                  As of ______________, 20__
                                            UCC from 10/1/89

United States District Court                As of ______________, 20__
for the District of Delaware